Exhibit 99.1

Investors:	Media:
Don McCauley Chief Financial Officer Qualys, Inc. +1 (650) 801-6181 dmccauley@qualys.com	John Christiansen/Stacy Roughan Sard Verbinnen & Co +1 (415) 618-8750/+1 (310) 201-2040 jchristiansen@sardverb.com/sroughan@sardverb.com

QUALYS ANNOUNCES SECOND QUARTER 2013 FINANCIAL RESULTS

Revenue Growth of 18% Year-Over-Year

GAAP EPS of $0.02, Non-GAAP EPS of $0.06

REDWOOD CITY, CA – August 5, 2013 – Qualys, Inc. (NASDAQ: QLYS), a pioneer and leading provider of cloud security and compliance solutions, today announced financial results for the second quarter ended June 30, 2013. For the quarter, the Company reported revenues of $26.3 million, GAAP net income of $0.9 million, non-GAAP net income of $2.1 million, adjusted EBITDA of $4.5 million, GAAP earnings per diluted share of $0.02, and non-GAAP earnings per diluted share of $0.06.

“We are pleased to report another solid quarter as we continue to execute against our strategic plan and drive momentum throughout our business,” stated Philippe Courtot, Chairman and Chief Executive Officer of Qualys. “Our years of investment in the QualysGuard Cloud Platform and product innovation are clearly paying off, resulting in increased adoption of our solutions by organizations worldwide. Our core Vulnerability Management customers are increasingly adopting our new solutions, including Web Application Scanning and Policy Compliance. Our continued investment in innovation also has produced enhanced platform capabilities, including the ability to now package the entire Qualys platform and deliver it to customers fully virtualized on a single VCE Vblock System. This significant milestone opens up another avenue of growth for the Company, expanding our reach to organizations such as managed security service providers and government entities that require an on-premise solution for our cloud offerings. With a growing base of more than 6,000 customers worldwide, we remain confident in our outlook for the second half of 2013 and will continue to focus on strategic investments that maintain our technical leadership while leveraging the strength of our SaaS business model to grow revenues and increase value to our customers and shareholders.”

Second Quarter 2013 Financial Highlights

Revenues: Revenues for the second quarter of 2013 increased by 18% to $26.3 million compared to $22.2 million in the same quarter last year. Revenue growth was driven by a combination of increased sales of subscriptions for additional solutions to existing customers, as well as sales of subscriptions to new customers.

Bookings: Four-Quarter Bookings (a non-GAAP financial measure) were $109.0 million for the four-quarter period ended June 30, 2013, an increase of $15.0 million, or 16%, compared to $94.0 million for the four-quarter period ended June 30, 2012. The increase in Four-Quarter Bookings was primarily due to sales of subscriptions for additional solutions to the existing customer base, as well as sales of subscriptions to new customers.

Gross Profit: GAAP gross profit for the second quarter of 2013 increased by 16% to $20.4 million compared to $17.6 million in the same quarter last year. GAAP gross margin was 77% for the second quarter of 2013 compared to 79% in the same quarter last year. Non-GAAP gross profit for the second quarter of 2013 increased by 16% to $20.5 million compared to $17.6 million in the same quarter last year. Non-GAAP gross margin was 78% for the second quarter of 2013 compared to 79% in the same quarter last year. The decrease in gross margin was related to increased depreciation resulting from higher levels of capital expenditures and related operations costs to support the growth of the Company’s business, including the deployment of new solutions and the expansion of its data center infrastructure.

Operating Income: GAAP operating income for the second quarter of 2013 increased to $0.9 million compared to an operating loss of $0.2 million in the same quarter last year. GAAP operating margin increased to 3% for the second quarter of 2013 compared to (1%) in the same quarter last year. Non-GAAP operating income for the second quarter of 2013 increased to $2.1 million compared to $0.7 million in the same quarter last year. Non-GAAP operating margin increased to 8% for the second quarter of 2013 compared to 3% in the same quarter last year.

Net Income: GAAP net income for the second quarter of 2013 was $0.9 million, or $0.02 per diluted share, compared to a net loss of $0.3 million, or a $0.05 net loss per diluted share, in the same quarter last year. Non-GAAP net income for the second quarter of 2013 was $2.1 million, or $0.06 per diluted share, compared to a non-GAAP net income of $0.6 million, or a $0.02 net income per diluted share, in the same quarter last year.

Adjusted EBITDA: Adjusted EBITDA (a non-GAAP financial measure) for the second quarter of 2013 increased by 82% to $4.5 million compared to $2.5 million in the same quarter last year. As a percentage of revenues, adjusted EBITDA increased to 17% for the second quarter of 2013 compared to 11% in the same quarter last year.

Second Quarter 2013 Business Highlights

New Customers:

•

New customers included: Administrative Office of the U.S. Courts, Airbus, CBS Corporation, C.R. Bard, Graybar, InBev, Lufkin Industries, Maroc Telecom, Mayo Clinic, Northern Trust, Pearson PLC, Regeneron Pharmaceuticals and State Street Corporation.

New Products and Functionalities:

•

Introduced QualysGuard Express Lite as an all-in-one, easy-to-use and affordable IT security and compliance package for small businesses, enabling protection against Internet attackers and simplifying compliance with PCI and regulatory mandates.

•

Released the QualysGuard Private Cloud Platform on VCE Vblock Systems, providing managed security service providers and government entities with a complete and integrated turnkey solution where data resides on premise with the same performance and scalability that the Qualys’ public platform offers.

•	Introduced QualysGuard Questionnaire as a cloud-based customizable solution to help customers automate vendor risk management and certification processes.

•

Announced the availability of QualysGuard Web Application Firewall (WAF) Beta for Amazon EC2 and for on-premise deployments, delivering customers a next-generation distributed WAF to protect web applications running in the cloud or on premise against known and emerging threats.

•	Released an integration with FireMon to deliver real-time network risk visibility and remediation through proactive attack simulation and threat detection.

Channel Partners:

•	Partnered with OISG Group to deliver cloud IT security and compliance solutions in the United Kingdom and Northern Ireland.

•	Partnered with Proficio to deliver to medium-sized businesses the QualysGuard offerings integrated along with real-time event monitoring as one unified easy-to-use cloud service.

•	Launched with du Telecom their managed services offering to support customers in the U.A.E. based on the QualysGuard Private Cloud Platform installed at du in Dubai.

Financial Performance Outlook

Third Quarter 2013 Guidance: Management expects revenues to be in the range of $27.1 million to $27.6 million. GAAP net income per diluted share is expected to be in the range of $0.00 to $0.02 and non-GAAP net income per diluted share is expected to be in the range of $0.03 to $0.05 based on approximately 36.1 million weighted average diluted shares outstanding for the quarter.

Full Year 2013 Guidance: Full year 2013 guidance remains unchanged with management expecting revenues to be in the range of $106 million to $108 million. GAAP EPS is expected to be in the range of $0.02 to $0.06 per diluted share and non-GAAP EPS is expected to be in the range of $0.16 to $0.20 per diluted share based on approximately 35.8 million weighted average diluted shares outstanding for the full year.

Investor Conference Call

Qualys will host a conference call and live webcast to discuss its second quarter 2013 financial results today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). To access the conference call, dial (877) 881-2609 in the U.S. or +1 (970) 315-0463 for international participants with conference ID #13344544. The live webcast of Qualys’ earnings conference call can also be accessed at investor.qualys.com. A replay of the conference call will be available through the same webcast link following the end of the call.

About Qualys, Inc.

Qualys, Inc. (NASDAQ: QLYS), is a pioneer and leading provider of cloud security and compliance solutions with over 6,000 customers in more than 100 countries, including a majority of each of the Forbes Global 100 and Fortune 100. The QualysGuard Cloud Platform and integrated suite of solutions help organizations simplify security operations and lower the cost of compliance by delivering critical security intelligence on demand and automating the full spectrum of auditing, compliance and protection for IT systems and web applications. Founded in 1999, Qualys has established strategic partnerships with leading managed service providers and consulting organizations including Accuvant, BT, Dell SecureWorks, Fujitsu, NTT, Symantec, Verizon, and Wipro. The company is also a founding member of the Cloud Security Alliance (CSA). For more information, please visit www.qualys.com.

Qualys, the Qualys logo and QualysGuard are proprietary trademarks of Qualys, Inc. All other products or names may be trademarks of their respective companies.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or our future financial or operating performance. Forward-looking statements in this press release include, but are not limited to, statements related to: continued revenue growth and overall momentum in our business; our expectations regarding strategic investments in our business; our guidance for revenues, GAAP net income per diluted share and non-GAAP net income per diluted share for the third quarter and full year of 2013; and our expectations for the number of weighted average diluted shares outstanding for the third quarter and full year of 2013. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include our ability to continue to develop platform capabilities and solutions; customer acceptance and purchase of our existing solutions and new solutions; our ability to retain existing customers and generate new customers; the market for cloud solutions for IT security and compliance not continuing to develop; competition from other products and services; and general market, political, economic and business conditions. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the three months ended March 31, 2013, filed with the Securities and Exchange Commission on May 10, 2013. The forward-looking statements in this press release are based on information available to Qualys as of the date hereof, and Qualys disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Qualys monitors non-GAAP measures of Four-Quarter Bookings, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per diluted share and adjusted EBITDA.

Qualys monitors Four-Quarter Bookings to understand sales trends for its business. Qualys believes this metric provides an additional tool for investors to use in assessing its business performance in a way that more fully reflects current business trends than reported revenues and reduces the variations in any particular quarter caused by customer subscription renewals. Qualys believes Four-Quarter Bookings reflects the material sales trends for its business because it includes sales of subscriptions to new customers, as well as subscription renewals and upsells of additional subscriptions to existing customers.

Qualys also monitors non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per diluted share and adjusted EBITDA to evaluate its ongoing operational performance and enhance an overall understanding of its past financial performance. Qualys believes that these non-GAAP metrics help illustrate underlying trends in its business that could otherwise be masked by the effect of the income or expenses, as well as the related tax effects, that are excluded in non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per diluted share and adjusted EBITDA. Furthermore, Qualys uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. Qualys also believes that non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per diluted share and adjusted EBITDA provide additional tools for investors to use in comparing its recurring core business operating results over multiple periods with other companies in its industry.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures discussed in this press release to the most directly comparable GAAP financial measures is included with the financial statements contained in this press release. Management uses both GAAP and non-GAAP information in evaluating and operating its business internally and as such has determined that it is important to provide this information to investors.

Qualys, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$26,291	$22,190	$51,174	$43,381
Cost of revenues (1)	5,924	4,629	11,719	8,789

Gross profit	20,367	17,561	39,455	34,592
Operating expenses:
Research and development (1)	5,291	5,148	10,588	10,249
Sales and marketing (1)	10,160	9,784	20,328	19,030
General and administrative (1)	4,053	2,843	7,949	5,657

Total operating expenses	19,504	17,775	38,865	34,936

Income (loss) from operations	863	(214)	590	(344)
Other income (expense), net:
Interest expense	(12)	(50)	(30)	(115)
Interest income	81	1	158	1
Other income (expense), net	33	(92)	(286)	(104)

Total other income (expense), net	102	(141)	(158)	(218)

Income (loss) before provision for (benefit from) income taxes	965	(355)	432	(562)
Provision for (benefit from) income taxes	92	(78)	162	0

Net income (loss)	$873	$(277)	$270	$(562)

Net income (loss) per share attributable to common stockholders:
Basic	$0.03	$(0.05)	$0.01	$(0.10)

Diluted	$0.02	$(0.05)	$0.01	$(0.10)

Weighted average shares used in computing net income (loss) per share attributable to common stockholders:
Basic	31,777	5,515	31,636	5,392

Diluted	35,393	5,515	35,353	5,392

(1) Includes stock-based compensation as follows:

Cost of revenues	$111	$73	$204	$127
Research and development	236	169	444	317
Sales and marketing	158	308	441	507
General and administrative	733	330	1,098	605

Total stock-based compensation	$1,238	$880	$2,187	$1,556

Qualys, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income (loss)	$873	$(277)	$270	$(562)
Change in foreign currency translation gain (loss), net of zero tax	(51)	(30)	(61)	(58)
Available-for-sale investments:
Change in net unrealized gain (loss) on investments, net of zero tax	(15)	—	(15)	—
Less: reclassification adjustment for net gain (loss) included in net income (loss)	(2)	—	(8)	—

Net change, net of zero tax	(17)	—	(23)	—

Other comprehensive income (loss), net	(68)	(30)	(84)	(58)

Comprehensive income (loss)	$805	$(307)	$186	$(620)

Qualys, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$68,619	$34,885
Short-term investments	37,758	83,547
Accounts receivable, net	22,928	24,545
Prepaid expenses and other current assets	4,883	4,377

Total current assets	134,188	147,354
Restricted cash	—	114
Long-term investments	20,075	—
Property and equipment, net	22,526	18,148
Intangible assets, net	2,597	2,811
Goodwill	317	317
Other noncurrent assets	596	1,574

Total assets	$180,299	$170,318

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,502	$2,031
Accrued liabilities	11,410	7,803
Deferred revenues, current	58,835	56,497
Capital lease obligations, current	1,058	1,183

Total current liabilities	73,805	67,514
Deferred revenues, noncurrent	8,823	8,616
Income taxes payable, noncurrent	635	594
Other noncurrent liabilities	523	1,231
Capital lease obligations, noncurrent	278	808

Total liabilities	84,064	78,763
Stockholders’ equity:
Common stock	32	31
Additional paid-in capital	171,144	166,651
Accumulated other comprehensive loss	(1,119)	(1,035)
Accumulated deficit	(73,822)	(74,092)

Total stockholders’ equity	96,235	91,555

Total liabilities and stockholders’ equity	$180,299	$170,318

Qualys, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$270	$(562)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	4,493	3,546
Bad debt expense	68	68
Loss on disposal of property and equipment	9	6
Stock-based compensation	2,187	1,556
Non-cash interest expense	—	18
Amortization of premiums on investments	115	—
Changes in operating assets and liabilities:
Accounts receivable	1,549	2,339
Prepaid expenses and other assets	429	(1,273)
Accounts payable	477	1,063
Accrued liabilities	1,170	485
Deferred revenues	2,545	3,078
Other noncurrent liabilities	(442)	(301)

Net cash provided by operating activities	12,870	10,023

Cash flows from investing activities:
Purchases of investments	(75,048)	—
Sales and maturities of investments	100,624	—
Purchases of property and equipment	(6,238)	(5,989)
Release of restricted cash	114	—

Net cash provided by (used in) investing activities	19,452	(5,989)

Cash flows from financing activities:
Proceeds from exercise of stock options	2,163	1,200
Principal payments under capital lease obligations	(655)	(1,261)

Net cash provided by (used in) financing activities	1,508	(61)

Effect of exchange rate changes on cash and cash equivalents	(96)	(62)

Net increase in cash and cash equivalents	33,734	3,911
Cash and cash equivalents at beginning of period	34,885	24,548

Cash and cash equivalents at end of period	$68,619	$28,459

Non-cash investing and financing activities:
Vesting of early exercised common stock options	$144	$54
Purchases of property and equipment included in accrued liabilities	$2,450	$—

Qualys, Inc.

RECONCILIATION OF NON-GAAP DISCLOSURES

FOUR-QUARTER BOOKINGS

(Unaudited)

(in thousands)

	Four Quarters Ended June 30,
	2013	2012
Revenues	$99,213	$83,408
Deferred revenues, current
Beginning of the Four-Quarter Period	48,999	38,361
Ending	58,835	48,999

Net change	9,836	10,638

Four-Quarter Bookings	$109,049	$94,046

Qualys, Inc.

RECONCILIATION OF NON-GAAP DISCLOSURES

EBITDA AND ADJUSTED EBITDA

(Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income (loss)	$873	$(277)	$270	$(562)
Depreciation and amortization of property and equipment	2,267	1,679	4,279	3,327
Amortization of intangible assets	107	117	214	219
Interest expense	12	50	30	115
Provision for (benefit from) income taxes	92	(78)	162	0

EBITDA	3,351	1,491	4,955	3,099
Stock-based compensation	1,238	880	2,187	1,556
Other (income) expense, net	(114)	91	128	103

Adjusted EBITDA	$4,475	$2,462	$7,270	$4,758

Qualys, Inc.

RECONCILIATION OF NON-GAAP DISCLOSURES

(Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
GAAP gross profit	$20,367	$17,561	$39,455	$34,592
Plus:
Stock-based compensation	111	73	204	127

Non-GAAP gross profit	$20,478	$17,634	$39,659	$34,719

GAAP income (loss) from operations	$863	$(214)	$590	$(344)
Plus:
Stock-based compensation	1,238	880	2,187	1,556

Non-GAAP income from operations	$2,101	$666	$2,777	$1,212

GAAP net income (loss)	$873	$(277)	$270	$(562)
Plus:
Stock-based compensation	1,238	880	2,187	1,556

Non-GAAP net income	$2,111	$603	$2,457	$994

Non-GAAP net income attributable to common stockholders	$2,109	$144	$2,454	$232

Non-GAAP net income per share attributable to common stockholders:
Basic	$0.07	$0.03	$0.08	$0.04

Diluted	$0.06	$0.02	$0.07	$0.04

Weighted average shares used in computing non-GAAP net income per share attributable to common stockholders
Basic	31,777	5,515	31,636	5,392

Diluted	35,393	25,996	35,353	25,629

Qualys, Inc.

NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in thousands)
Numerator:
Net income (loss)	$873	$(277)	$270	$(562)
Net income attributable to participating securities	(1)	—	—	—

Net income (loss) attributable to common stockholders—basic	872	(277)	270	(562)
Undistributed earnings reallocated to participating securities	—	—	—	—

Net income (loss) attributable to common stockholders—diluted	$872	$(277)	$270	$(562)

Denominator:
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders—basic	31,777	5,515	31,636	5,392
Effect of potentially dilutive securities:
Common stock options	3,616	—	3,717	—

Weighted-average shares used in computing net income (loss) per share attributable to common stockholders—diluted	35,393	5,515	35,353	5,392

Net income (loss) per share attributable to common stockholders
Basic	$0.03	$(0.05)	$0.01	$(0.10)

Diluted	$0.02	$(0.05)	$0.01	$(0.10)